September 25, 1998

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

     We have read Item 4 included in the Form 8-K dated September 25, 1998 of Electro-Optical Systems Corp. and are in agreement with the statements contained therein.

Very truly yours,

/s/Arthur Andersen LLP
ARTHUR ANDERSEN LLP

TSP

Copy to:
Mr. Charles Weaver
President and Chief Executive Officer
Electro-Optical Systems Corp.